PROSPECTUS SUPPLEMENT NO. 4                                    Filed pursuant to
(To Prospectus dated May 13, 1998)                                Rule 424(b)(3)
                                                      Registration No. 333-50169

$86,250,000

Cellular Communications International, Inc.
6% Convertible Subordinated Notes Due 2005

     This Prospectus Supplement No. 4 supplements and amends the Prospectus dated May 13, 1998 as amended and supplemented by the Prospectus Supplements dated May 28, 1998, June 4, 1998 and June 16, 1998 (the "Prospectus"), relating to the 6% Convertible Subordinated Notes Due 2005 (the "Convertible Notes") of Cellular Communications International, Inc. (the "Company") and the shares of the Company's common stock, par value $.01 per share ("Common Stock"), issuable upon conversion of the Convertible Notes.

     The table on page 70 of the Prospectus sets forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Convertible Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus (as supplemented and amended). This Prospectus Supplement amends that table by (i) replacing item 40 of that table with the corresponding item set forth below and (ii) adding item 41 set forth below to that table.

                                                                     NUMBER OF UNITS       TOTAL NUMBER OF
                                                                     BEING REGISTERED     UNITS BENEFICIALLY
     NAME OF BENEFICIAL HOLDER                                            HEREBY                 OWNED
     -------------------------                                       ----------------     ------------------
"40. Barclays Bank plc - Barclays Capital Group...................   $  2,000,000           $  2,000,000
 41. Unidentified Selling Holders.................................   $ 12,792,000           $ 12,792,000
                                                                     ------------           ------------
                Total.............................................   $ 86,250,000           $ 86,250,000"

     The Prospectus, together with this Prospectus Supplement No. 4, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes.

     Prospective investors should carefully consider matters discussed under the caption "Risk Factors" beginning on page 9 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus Supplement No. 4 is July 9, 1998.